Exhibit 10.7

MASTER LEASE AGREEMENT

Dated: November 2, 2020

This MASTER LEASE AGREEMENT (the “Lease”) is made and entered into by and among Celsius Networks Lending LLC, a limited company organized under the laws of the State of Delaware with its principal place of business at 221 River Street, 9th Floor, Suite 9129 in Hoboken, NJ ("Lessor"), and the Lessee identified below:

Lessee Name:	Argo Innovation Labs Inc. (“Lessee”)

Lessee Address:	700-401 West Georgia St Vancouver, British Columbia V6B 5A150 Canada

Lessee Organization:	A corporation organized under the laws of Canada.

Guarantor:	Argo Blockchain Plc (“Parent”)

Guarantor Address:	1st Floor, 50 Jermyn Street, London, UK, SW1Y 6LX

1.	LEASE OF EQUIPMENT: Lessor leases to Lessee, and Lessee leases from Lessor, all the Equipment (as defined below) described in the Lease Schedules which are signed from time to time by Lessor and Lessee.

2.	CERTAIN DEFINITIONS: All terms defined in the Lease are equally applicable to both the singular and plural form of such terms.

(a)	"Breakfunding Charge" means all costs, losses, premiums or penalties incurred or to be incurred by Lessor as a result of its receiving any prepayment of all or any rent or other amounts due under the Lease.

(b)	"Equipment" means the property described in each Schedule, together with all attachments, additions, accessions, parts, repairs, improvements, replacements and substitutions thereto.

(c)	"Fair Market Value" means the amount that would be paid for an item of Equipment by an informed and willing arm's length buyer and an informed and willing seller neither under a compulsion to buy or sell.

(d)	"Lease", "herein", "hereunder", "hereof" and similar words mean this Master Lease Agreement and all Schedules, together with all exhibits, riders, attachments and addenda to any of the foregoing, as the same may from time to time be amended, modified or supplemented.

(e)	"Lessor's Cost" means the price of any item of Equipment as contained on an invoice from the seller thereof and paid by Lessor reflecting all rebates discounts and other reductions in price realized by Lessor plus the actual reasonable cost of Lessor in acquiring an item of Equipment as set forth in the Schedule.

(f)	"Lien" means any security interest, lien, mortgage, pledge, encumbrance, judgment, execution, attachment, warrant, writ, levy, other judicial process or claim of any nature whatsoever by or of any person.

(g)	"Person" means any individual, corporation, partnership, limited liability company, joint venture, joint stock association, association, bank, business trust, trust, unincorporated organization, any foreign governmental authority, the United States of America, any state of the United States and any political subdivision of any of the foregoing or any other form of entity.

(h)	“Prime Rate” means the rate of interest per annum announced from time to time by the Federal Reserve of the United States or such other national banking association selected by Lessor as its prime rate; provided that the Prime Rate is a reference rate and may not be the lowest rate.

(i)	"Schedule" means each Lease Schedule signed by Lessee and Lessor which incorporates the terms of this Master Lease Agreement, together with all exhibits, riders, attachments and addenda thereto.

(j)	"Secured Obligations" shall have the meaning as defined in the applicable Schedule.

3.	LEASE TERM AND RENT: The term of the lease of the Equipment described in each Schedule ("Lease Term") commences on the date stated in the Schedule and continues for the term stated therein. As rent for the Equipment described in each Schedule, Lessee shall pay Lessor the rent payments and all other amounts stated in such Schedule, payable on the dates specified therein. All payments due under the Lease shall be made in United States dollars at Lessor's office stated in the opening paragraph or as otherwise directed by Lessor in writing. If any payment under the Lease is due on a day on which Lessor is not open for business, then such payment shall be due and payable on the next preceding day on which Lessor is open for business.

4.	ORDERING, DELIVERY, REMOVAL AND INSPECTION OF EQUIPMENT:

(a)	Lessee will select the model, quantity and supplier of each item of Equipment designated in the corresponding Schedule, and in reliance thereon, such Equipment will then, at the option of Lessor, be ordered by Lessor from such supplier or Lessor will accept an assignment (in a form acceptable to Lessor) of any purchase order or purchase contract therefore. If Lessor orders the Equipment, Lessor shall provide to Lessee for review a copy of the purchase order or contract prior to submission and shall not make any material revisions thereto without Lessee’s consent. The parties agree that notwithstanding that the Lessee may actually submit the order for the Equipment, the Lessor shall be the purchaser and owner of the Equipment, and the Lessee shall have rights to the Equipment as specified hereunder.

(b)	If an Event of Default occurs or if for any reason Lessee does not accept, or revokes its acceptance of, the Equipment covered by a purchase order or purchase contract, then automatically upon notice from Lessor, any purchase order or purchase contract and all obligations thereunder shall be assigned to Lessee and Lessee shall pay and perform all obligations thereunder. Lessee agrees to pay, defend, indemnify and hold Lessor harmless from any liabilities, obligations, claims, costs and expenses (including reasonable attorney fees and expenses) of whatever kind imposed on or asserted against Lessor in any way related to any purchase orders or purchase contracts.

(c)	Lessee shall make all arrangements for, and Lessee shall pay all costs of, transportation, delivery, installation and testing of Equipment. The Equipment shall be delivered to Lessee's premises stated in the applicable Schedule and shall not be removed without Lessor's prior written consent.

(d)	Lessor has the right upon reasonable notice to Lessee to inspect the Equipment wherever located. Lessor may enter upon any premises where Equipment is located and remove it immediately, without notice or liability to Lessee, upon the expiration or other termination of the Lease Term.

5.	MAINTENANCE AND USE: Lessee agrees it will, at its sole expense: (a) repair and maintain the Equipment in good condition and working order and supply and install all replacement parts or other devices when required to so maintain the Equipment or when required by applicable law or regulation, which parts or devices shall automatically become part of the Equipment; (b) use and operate the Equipment in a careful manner in the normal course of its business and only for the purposes for which it was designed in accordance with the manufacturer's warranty requirements, and comply with all laws and regulations relating to the Equipment, and obtain all permits or licenses necessary to install, use or operate the Equipment; and (c) make no alterations, additions, subtractions, upgrades or improvements to the Equipment without Lessor's prior written consent, but any such alterations, additions, upgrades or improvements shall automatically become part of the Equipment. The Equipment will not be used or located outside of the United States of America.

6.	NET LEASE AND TERMINATION: The Lease is a net lease. Lessee's obligation to pay all rent and all other amounts payable under the Lease is absolute and unconditional under any and all circumstances and shall not be affected by any circumstances of any character including, without limitation, (a) any setoff, claim, counterclaim, defense or reduction which Lessee may have at any time against Lessor or any other party for any reason, or (b) any defect in the condition, design or operation of, any lack of fitness for use of, any damage to or loss of, or any lack of maintenance or service for any of the Equipment. Each Schedule is a noncancelable lease of the Equipment described therein and Lessee's obligation to pay rent and perform all other obligations thereunder and under the Lease are not subject to prepayment, cancellation or termination by Lessee for any reason. except as expressly provided in this Section 6. Notwithstanding anything contained in the Lease, Lessee may cause an early termination of the Lease Term applicable to any Schedule at any time during the applicable Lease Term provided each of the following conditions are met: (a) no Event of Default is occurring either at the time of Lessee’s delivery of an Early Termination Notice (as hereinafter defined) or as of the applicable Early Termination Date (as hereinafter defined); (b) Lessee provides written notice to Lessor (an “Early Termination Notice”) specifying the date Lessee intends to terminate the Lease Term of a specified Schedule (such date, the “Early Termination Date”); (c) such Early Termination Notice is delivered to Lessor not less than thirty (30) days prior to the specified Early Termination Date; and (d) concurrently with the delivery of the Early Termination Notice, Lessee pays to Lessor the applicable Early Termination Fee (as hereinafter defined). For any Lease Schedule, the applicable “Early Termination Fee” shall mean the fee equal to the sum of (i) all outstanding, unpaid rent payments and all other amounts stated in such Schedule which may be due as of the Early Termination Date, plus (ii) all rent payments and all other amounts stated in such Schedule which would accrue and become due under the applicable Schedule from the Early Termination Date through the remainder of the full applicable Lease Term if such Lease Term had not been terminated as of the applicable Early Termination Date, prorated from such Early Termination Date (the “Future Rent”), plus (iii) any applicable Breakfunding Charge. If Lessee terminates the Lease Term applicable to any Schedule in accordance with its rights under this Section 6, Lessee shall be deemed to have elected to purchase the applicable Equipment on the Early Termination Date pursuant to the option set forth in Section 23(c) below.

7.	NO WARRANTIES BY LESSOR: LESSOR LEASES THE EQUIPMENT AS-IS, WHERE-IS, AND WITH ALL FAULTS. LESSOR MAKES NO WARRANTIES OR REPRESENTATIONS, EXPRESS OR IMPLIED, OF ANY KIND AS TO THE EQUIPMENT INCLUDING, WITHOUT LIMITATION: ITS MERCHANTABILITY; ITS FITNESS FOR ANY PARTICULAR PURPOSE; ITS DESIGN, CONDITION, QUALITY, CAPACITY, DURABILITY, CAPABILITY, SUITABILITY OR WORKMANSHIP; ITS NON-INTERFERENCE WITH OR NON-INFRINGEMENT OF ANY PATENT, TRADEMARK, COPYRIGHT OR OTHER INTELLECTUAL PROPERTY RIGHT; OR ITS COMPLIANCE WITH ANY LAW, RULE, SPECIFICATION, PURCHASE ORDER OR CONTRACT PERTAINING THERETO. Lessor hereby assigns to Lessee the benefit of any assignable manufacturer's or supplier's warranties, and Lessor, at Lessee's written request, will cooperate with Lessee in pursuing any remedies Lessee may have under such warranties. If a manufacturer’s or supplier’s warranty is not assignable, Lessor shall, at Lessee’s direction and cost, assert any claims and pursue any remedies as Lessee may reasonably request, all at no cost to Lessor. Any action taken with regard to warranty claims against any manufacturer or supplier by Lessor or Lessee will be at Lessee's sole expense. LESSOR MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OF ANY KIND AS TO THE FINANCIAL CONDITION OR FINANCIAL STATEMENTS OF ANY PARTY OR AS TO THE TAX OR ACCOUNTING TREATMENT OR CONSEQUENCES OF THE LEASE, THE EQUIPMENT OR THE RENT PAYMENTS.

8.	INSURANCE: Lessee shall insure or, if applicable, cause the landlord of the facility where the Equipment is located (the "Data Center") to at all times keep the Data Center fully insured against all risks of loss or damage from every cause whatsoever for an amount not less than the greater of the full replacement value of the Data Center. At Lessor’s request, Lessee shall deliver to Lessor satisfactory evidence of such coverage prior to and during the Lease Term of each Schedule.

9.	LOSS AND DAMAGE:

(a)	Lessee bears the entire risk of loss, theft, damage or destruction of Equipment in whole or in part from any reason whatsoever ("Casualty Loss"). No Casualty Loss to Equipment shall relieve Lessee from the obligation to pay rent or from any other obligation under the Lease. In the event of Casualty Loss to any item of Equipment, Lessee shall immediately notify Lessor of the same and Lessee shall, if so directed by Lessor, immediately repair the same. If Lessor determines that any item of Equipment has suffered a Casualty Loss beyond repair ("Lost Equipment"), then Lessee, at the option of Lessor, shall: (1) immediately replace the Lost Equipment with similar equipment in good repair, condition and working order free and clear of any Liens and deliver to Lessor a bill of sale covering the replacement equipment, in which event such replacement equipment shall automatically be Equipment under the Lease; or (2) on the rent payment date which is at least 30 but no more than 60 days after the date of the Casualty Loss (the "Loss Payment Due Date"), pay to Lessor all accrued and unpaid rent, late charges and other amounts due under the Lease on or before such rent payment date plus the Stipulated Loss Value (as defined below) for such Lost Equipment as of the Loss Payment Due Date and a Breakfunding Charge. Upon payment by Lessee of all amounts due under the above clause (2), the lease of the Lost Equipment will terminate and Lessor shall transfer to Lessee all of Lessor's right, title and interest in such Equipment on an "as-is, where-is" basis with all faults, without recourse and without representation or warranty of any kind, express or implied.

(b)	"Stipulated Loss Value" of any item of Equipment during its Lease Term equals the Stipulated Loss Value of the Equipment as set forth in its Schedule. If the Stipulated Loss Value of any item of Equipment is not set forth in its Schedule, then the Stipulated Loss Value shall be equal to 102% of the present value discounted in arrears to the applicable date at the applicable SLV Discount Rate (as defined below) of (1) the remaining rents and all other amounts payable under the Lease for such item on and after such date to the end of the applicable Lease Term and (2) an amount equal to the Economic Value (as defined below) of the Equipment. For any item of Equipment, "Economic Value" means the Fair Market Value of the Equipment at the end of the applicable Lease Term as originally anticipated by Lessor at the acceptance date of the applicable Schedule (the "Acceptance Date"); provided, that Lessee agrees that such value shall be determined by the books of Lessor as of the Acceptance Date. After the payment of all rent due under the applicable Schedule and the expiration of the Lease Term of any item of Equipment, the Stipulated Loss Value of such item equals the Economic Value of such item. Stipulated Loss Value shall also include any Taxes payable by Lessor in connection with its receipt thereof. For any item of Equipment, "SLV Discount Rate" means an interest rate equal to the Secured Overnight Financing Rate (“SOFR”) average for 30 days reported on the most recent date by the New York Federal Reserve.

10.	GENERAL TAX INDEMNITY: Lessee will pay, and will defend, indemnify and hold Lessor harmless on an after-tax basis from, any and all Taxes (as defined below) related to the equipment as identified in the Lease. "Taxes" means present and future taxes or other governmental charges that are not based on the net income of Lessor, whether they are assessed to or payable by Lessee or Lessor, including, without limitation (i) excise, licensing, registration, titling, and personal property taxes, and (ii) levies, imposts, duties, assessments, charges and withholdings, Lessee agrees to prepare and file all personal property tax reports and returns, pay all such Taxes directly to the taxing authority, and send Lessor evidence thereof upon request.

11.	GENERAL INDEMNITY: Lessee assumes all risk and liability for, and shall defend, indemnify and keep Lessor harmless on an after-tax basis from, any and all liabilities, obligations, losses, damages, penalties, claims, actions, suits, costs and expenses, including reasonable attorney fees and expenses, of whatsoever kind and nature imposed on, incurred by or asserted against Lessor, in any way relating to or arising out of the manufacture, purchase, acceptance, rejection, ownership, possession, use, selection, delivery, lease, operation, condition, sale, return or other disposition of the Equipment or any part thereof (including, without limitation, any claim for latent or other defects, whether or not discoverable by Lessee or any other person, any claim for negligence, tort or strict liability, any claim under any environmental protection or hazardous waste law and any claim for patent, trademark or copyright infringement). Lessee will not indemnify Lessor under this section for loss or liability arising from events which occur after the Equipment has been returned to Lessor or for loss or liability caused directly and solely by the gross negligence or willful misconduct of Lessor. In this section, "Lessor" also includes any director, officer, employee, agent, successor or assign of Lessor. Lessee's obligations under this section shall survive the expiration, cancellation or termination of the Lease.

12.	PERSONAL PROPERTY: Lessee represents and agrees that the Equipment is, and shall at all times remain, separately identifiable personal property. Upon Lessor's request, Lessee shall furnish Lessor a landlord's and/or mortgagee's waiver of lien and consent to remove all Equipment. Such waiver shall be in form and substance reasonably acceptable to Lessor. Lessor may display notice of its interest in the Equipment by any reasonable identification. Lessee shall not alter or deface any such indicia of Lessor's interest.

13.	DEFAULT: Each of the following events shall constitute an Event of Default under the Lease: (a) Lessee fails to pay any rent or other amount due under the Lease within 10 days of its due date; or (b) Lessee fails to perform or observe any other term, covenant, agreement or condition contained in the Lease for more than 30 days after Lessor notifies Lessee of such failure; or (c) Lessee fails to pay or perform or observe any material term, covenant (including, but not limited to, any financial covenant), agreement or condition contained in, or there shall occur any payment or other default under or as defined in, any loan, credit agreement, extension of credit or lease other than the Lease (“Other Credit Agreement”) which shall not be remedied within the period of time (if any) within which such Other Credit Agreement permits such default to be remedied, or (d) any statement, representation or warranty made by Lessee or Parent in the Lease, in any Schedule or in any document, certificate or financial statement in connection with the Lease proves at any time to have been untrue or misleading in any material respect as of the time when made; or (e) Lessee or Parent becomes insolvent or bankrupt, or admits its inability to pay its debts as they mature, or makes an assignment for the benefit of creditors, or applies for, institutes or consents to the appointment of a receiver, trustee or similar official for it or any substantial part of its property or any such official is appointed without its consent, or applies for, institutes or consents to any bankruptcy, insolvency, reorganization, debt moratorium, liquidation or similar proceeding relating to it or any substantial part of its property under the laws of any jurisdiction or any such proceeding is instituted against it without stay or dismissal for more than 60 days, or it commences any act amounting to a business failure or a winding up of its affairs, or it ceases to do business as a going concern; or (f) Lessee shall suffer the loss of any material license or franchise when Lessor shall reasonably conclude that such loss fairly impairs Lessee's ability to perform its obligations required hereunder or with respect hereto; or (g) Lessee shall fail to pay any final judgment for the payment of money in an amount equal to or in excess of $50,000.00; or (h) there shall occur in Lessor's reasonable opinion any material adverse change in the financial condition, business or operations of Lessee or Parent.

14.	REMEDIES: If an Event of Default has occurred or is continuing to occur, Lessor may exercise in any order one or more of the remedies described in the lettered subparagraphs of this section, and Lessee shall perform its obligations imposed thereby:

(a)	Lessor may require Lessee to return any or all Equipment as provided in the Lease.

(b)	Lessor or its agent may repossess any or all Equipment wherever found, may enter the premises where the Equipment is located following reasonable written notice, and disconnect, render unusable and remove it, may demand that Lessee cease using the Equipment, and may use such premises without charge to store or show the Equipment for sale for up to 90 days.

(c)	Lessor may sell any or all Equipment at public or private sale, with or without advertisement or publication, may re-lease or otherwise dispose of it or may use, hold or keep it.

(d)	Lessor may require Lessee to pay to Lessor on a demand date specified by Lessor (the "Demand Date"), with respect to any or all Equipment (i) all accrued and unpaid rent, late charges and other amounts due under the Lease on or before such Demand Date, plus (ii) as liquidated damages for loss of a bargain and not as a penalty, and in lieu of any further payments of rent, the Stipulated Loss Value of the Equipment on such Demand Date, plus (iii) interest at the Overdue Rate (as defined below) on the total of the foregoing from the Demand Date to the date of payment, plus (iv) a Breakfunding Charge. "Overdue Rate" means an interest rate per annum equal to the higher of 18% or 2% over the Prime Rate, but not to exceed the highest rate permitted by applicable law. The parties acknowledge that the foregoing money damage calculation reasonably reflects Lessor's anticipated loss with respect to the Equipment and the related Lease resulting from the Event of Default. If an Event of Default under section 14(e) of this Master Lease Agreement exists, then Lessee will be automatically liable to pay Lessor the foregoing amounts as of the next rent payment date unless Lessor otherwise elects in writing.

(e)	Without demanding payment pursuant to section 15(d), increase the Rent Payment due under the Lease to an amount equal to 105% of the payment provided for in the Schedule as amended from time to time.

(f)	Lessee shall pay all costs, expenses and damages incurred by Lessor because of the Event of Default or its actions under this section, including, without limitation any collection agency and/or attorney fees and expenses, and any costs related to the repossession, safekeeping, storage, repair, reconditioning or disposition of the Equipment.

(g)	Lessor may terminate the Lease and/or any or all Schedules, may sue to enforce Lessee's performance of its obligations under the Lease and/or may exercise any other right or remedy then available to Lessor at law or in equity.

(h)	Except as otherwise expressly required by section 14 hereof or by applicable law, Lessor is not required to take any legal process before exercising any of the above remedies. None of the above remedies are exclusive, but each is cumulative and in addition to any other remedy available to Lessor at law or in equity. Lessor's exercise of one or more remedies shall not preclude its exercise of any other remedy. No action taken by Lessor shall release Lessee from any of its obligations to Lessor. No delay or failure on the part of Lessor to exercise any right hereunder shall operate as a waiver thereof, nor as an acquiescence in any Event of Default, nor shall any single or partial exercise of any right preclude any other exercise thereof or the exercise of any other right. After any Event of Default, Lessor's acceptance of any payment by Lessee under the Lease shall not constitute a waiver by Lessor of such Event of Default, regardless of Lessor's knowledge or lack of knowledge at the time of such payment, and shall not constitute a reinstatement of the Lease if the Lease has been declared in default by Lessor, unless Lessor has agreed in writing to reinstate the Lease and to waive the Event of Default.

(i)	If Lessor requires Lessee to return or itself repossesses, any Equipment, then it will use commercially reasonable efforts under the then current circumstances to attempt to mitigate its damages; provided, that Lessor shall not be required to sell, re-lease or otherwise dispose of any Equipment prior to Lessor enforcing any of the remedies described above. Lessor may sell or re-lease the Equipment in any manner it chooses, free and clear of any claims or rights of Lessee and without any duty to account to Lessee with respect thereto except as provided below. If Lessor actually sells or re-leases the Equipment, it will credit the net proceeds of any sale of the Equipment, or the net present value (discounted at the then current Prime Rate) of the rents payable under any new lease of the Equipment, against and up to (but not exceeding) the Stipulated Loss Value of the Equipment and any other amounts Lessee owes Lessor, or will reimburse Lessee for and up to (but not exceeding) Lessee's payment thereof. The term "net" as used above shall mean such amount after deducting the costs and expenses described in clause (f) above of this section.

15.	LESSOR'S RIGHT TO PERFORM: If Lessee fails to make any payment under the Lease or fails to perform any of its other agreements in the Lease (including, without limitation, its agreement to provide insurance coverage as stated in the Lease), Lessor may (but shall not be obligated to) make such payment or perform such agreement, and the amount of such payment and the amount of the expenses of Lessor incurred in connection with such payment or performance shall be deemed to be additional rent, payable by Lessee on demand.

16.	FINANCIAL AND OTHER REPORTS: Lessee agrees to furnish to Lessor: (a) annual audited financial statements setting forth the financial condition and results of operation of Lessee (financial statements shall include balance sheet, income statement and statement of cash flows and all notes and auditor's report thereto) within 150 days of the end of each fiscal year of Lessee; (b) upon Lessor's request, quarterly unaudited financial statements setting forth the financial condition and results of operation of Lessee within 45 days of the end of each of the first three fiscal quarters of Lessee; and (c) such other financial information as Lessor may from time to time reasonably request including, without limitation, financial reports filed by Lessee with federal or state regulatory agencies. All such financial information shall be prepared in accordance with generally accepted accounting principles on a basis consistently applied. Lessee will promptly notify Lessor in writing with full details if any event occurs or any condition exists which constitutes, or which but for a requirement of lapse of time or giving of notice or both would constitute, an Event of Default under the Lease or which might materially and adversely affect the financial condition or operations of Lessee or any affiliate of Lessee. Lessee will promptly notify Lessor in writing of the commencement of any litigation to which Lessee or any of its subsidiaries or affiliates may be a party (except for litigation in which Lessee's or the affiliate's contingent liability is fully covered by insurance) which, if decided adversely to Lessee would adversely affect or impair the title of Lessor to the Equipment or which, if decided adversely to Lessee would materially adversely affect the business operations or financial condition of Lessee. Lessee will immediately notify Lessor, in writing, of any judgment against Lessee if such judgment would have the effect described in the preceding sentence.

17.	NO CHANGES IN LESSEE: Lessee shall not: (i) liquidate, dissolve or suspend its business; (ii) sell, transfer or otherwise dispose of all or substantially all of its assets; (iii) enter into any merger, consolidation or similar reorganization unless it is the surviving company; (iv) transfer all or any substantial part of its operations or assets outside of the United States of America; or (v) without 30 days advance written notice to Lessor, change its name, state of incorporation or organization, or chief place of business.

18.	COMPLIANCE WITH LAWS; PERMITS: Lessee shall: (a) comply with its contractual obligations and all applicable laws and regulations; and (b) maintain in full force and effect all permits required for Lessee to conduct its business as currently conducted and to lease and use the Equipment in the manner contemplated under the Lease.

19.	LATE CHARGES: If any rent or other amount payable under the Lease is not paid within 5 days of its due date, then as compensation for the administration and enforcement of Lessee's obligation to make timely payments, Lessee shall pay with respect to each overdue payment on demand an amount equal to the greater of fifteen dollars ($15.00) or five percent (5%) of the each overdue payment (but not to exceed the highest late charge permitted by applicable law) plus any collection agency fees and expenses. The failure of Lessor to collect any late charge will not constitute a waiver of Lessor's right with respect thereto.

20.	NOTICES: Any notices and demands under or related to this document shall be in writing and delivered to the intended party at its address stated below:

Lessor:

Celsius Networks Lending LLC
221 River Street

9th Floor, Suite 9129
Hoboken, NJ 07030

Attn:	Patrick Holert
Email:	patrick.holert@celsius.network
Copy:	harumi@celsius.network

Lessee:

Argo Innovation Labs Inc.

700-401 West Georgia St

Vancouver, British Columbia V6B 5A1

Canada

Attn:	Peter Wall
Email:	pwall@argoblockchain.com

Guarantor:

Argo Blockchain Plc.

1st Floor, 50 Jermyn Street

London, SW1Y 6LX

Attn:	Peter Wall
Email:	pwall@argoblockchain.com

Notice shall be deemed sufficiently given or made (i) upon receipt if delivered by hand, (ii) on the Delivery Day (as defined below) after the day of deposit with a nationally recognized courier service, (iii) on the third Delivery Day after the day of deposit in the United States mail, sent certified, postage prepaid with return receipt requested, and (iv) only if to Lessee, on the third Delivery Day after the notice is deposited in the United States mail, postage prepaid. "Delivery Day" means a day other than a Saturday, a Sunday, or any other day on which national banking associations are authorized to be closed. Any party may change its address for the purposes of the receipt of notices and demands by giving notice of such change in the manner provided in this provision.

21.	ASSIGNMENT BY LESSOR: Lessor and any assignee of Lessor, with or without notice to or consent of Lessee, may sell, assign, transfer or grant a security interest in all or any part of Lessor's rights, obligations, title or interest in the Equipment, the Lease, any Schedule or the amounts payable under the Lease or any Schedule to any entity (a "transferee"). The transferee shall succeed to all of Lessor's rights in respect to the Lease as assigned to said transferee (including, without limitation, all rights to insurance and indemnity protection described in the Lease). Lessee agrees to sign any acknowledgement and other documents reasonably requested by Lessor or the transferee in connection with any such transfer transaction. Lessee, upon receiving notice of any such transfer transaction, shall comply with the terms and conditions thereof. Lessee agrees that it shall not assert against any transferee any claim, defense, setoff, deduction or counterclaim which Lessee may now or hereafter be entitled to assert against Lessor. Unless otherwise agreed in writing, the transfer transaction shall not relieve Lessor of any of its obligations to Lessee under the Lease and Lessee agrees that the transfer transaction shall not be construed as being an assumption of such obligations by the transferee. Lessee agrees that Lessor may provide lease information and financial information about Lessee on a confidential basis to any prospective transferee.

22.	NO ASSIGNMENT, SUBLEASE OR LIEN BY LESSEE: LESSEE SHALL NOT, DIRECTLY OR INDIRECTLY, (a) MORTGAGE, ASSIGN, SELL, TRANSFER, OR OTHERWISE DISPOSE OF THE LEASE OR ANY INTEREST THEREIN OR THE EQUIPMENT OR ANY PART THEREOF, OR (b) SUBLEASE, RENT, LEND OR TRANSFER POSSESSION OR USE OF THE EQUIPMENT OR ANY PART THEREOF TO ANY PARTY, OR (c) CREATE, INCUR, GRANT, ASSUME OR ALLOW TO EXIST ANY LIEN ON THE LEASE, ANY SCHEDULE, THE EQUIPMENT OR ANY PART THEREOF.

23.	EXPIRATION OF LEASE TERM:

(a)	At least 90 days (or earlier if otherwise specified), but no more than 270 days prior to expiration of the Lease Term of each Schedule, Lessee shall give Lessor written notice of its electing one of the following options for all (but not less than all) of the Equipment covered by such Schedule: return the Equipment under clause (b) below; or purchase the Equipment under clause (c) below. The election of an option shall be irrevocable. If Lessee fails to give timely notice of its election, then (i) Lessee shall be deemed to have elected to purchase the Equipment from Lessor at the end of the original Lease Term or, if elected by Lessor under clause (ii) of this sentence, the Extended Lease Term, and (ii) Lessor, at its option, may extend the Lease Term for an additional three months ("Extended Lease Term") and all provisions of the Lease shall remain in full force and effect during the Extended Lease Term including, without limitation, obligations to pay rent and insure the Equipment.

(b)	If Lessee elects to return the Equipment at the expiration of the Lease Term of a Schedule or if Lessee is obligated at any time to return the Equipment, then Lessee shall, at its sole expense and risk, uninstall, disassemble, pack, crate, insure and return the Equipment to Lessor (all in accordance with applicable industry standards) at any location in the continental United States of America selected by Lessor. The Equipment shall be in the same condition as when received by Lessee, reasonable wear, tear and depreciation resulting from normal and proper use excepted (and, if applicable, in the condition set forth in the Lease or the Schedule), shall be in good operating order and maintenance as required by the Lease, shall be certified as being eligible for any available manufacturer's maintenance program, shall be free and clear of any Liens as required by the Lease, shall comply with all applicable laws and regulations and shall include all manuals, specifications, repair and maintenance records and similar documents. Until Equipment is returned as required above, all provisions of the Lease shall remain in full force and effect including, without limitation, obligations to pay rent and insure the Equipment; provided, that the Lease Term of the lease of the Equipment covered by such Schedule shall be month-to-month or such shorter period as may be specified by Lessor.

(c)	If Lessee gives Lessor timely notice of its election to purchase Equipment or is deemed to have elected to purchase the Equipment (including, but not limited to, Lessee’s termination of the Lease Term applicable to any Schedule in accordance with its rights under Section 6 hereof), then on the expiration date of the applicable Schedule Lessee shall purchase all (but not less than all) of the Equipment and shall pay to Lessor the purchase option purchase price specified in the corresponding Schedule (the "End of Term Purchase Price"). Lessee shall pay Lessor, no later than 10 days prior to the end of the Lease Term, (i) the End of Term Purchase Price for all of the Equipment; and (ii) any other amounts then due under the Lease (including the costs or expenses of Lessor, if any, in connection with such purchase). Upon payment in full of the above amounts, and provided Lessee is not in default of any obligations to Lessor under the Lease, Lessor shall transfer title to such Equipment to Lessee "as-is, where-is" with all faults and without recourse to Lessor and without any representation or warranty of any kind whatsoever by Lessor, express or implied.

24.	GOVERNING LAW AND JURISDICTION:

(a)	SAVE FOR SECTION 29 (GUARANTEE BY PARENT COMPANY), THE INTERPRETATION, CONSTRUCTION AND VALIDITY OF THE LEASE SHALL BE GOVERNED BY THE LAWS OF THE STATE OF DELAWARE WITHOUT REFERENCE TO CONFLICT OF LAW PROVISIONS. WITH RESPECT TO ANY ACTION BROUGHT BY LESSOR AGAINST LESSEE TO ENFORCE ANY TERM OF THE LEASE, LESSEE HEREBY IRREVOCABLY CONSENTS TO THE JURISDICTION AND VENUE OF ANY STATE OR FEDERAL COURT IN HOBOKEN, NEW JERSEY WHERE THE MAIN OFFICE OF LESSOR IS LOCATED.

(b)	SECTION 29 (GUARANTEE BY PARENT COMPANY) OF THE LEASE AND ANY NON-CONTRACTUAL RIGHTS OR OBLIGATIONS ARISING OUT OF OR IN CONNECTION WITH IT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH ENGLISH LAW.

(c)	THE PARTIES IRREVOCABLY AGREE THAT THE COURTS OF ENGLAND AND WALES SHALL HAVE EXCLUSIVE JURISDICTION TO SETTLE ANY DISPUTES, AND WAIVE ANY OBJECTION TO PROCEEDINGS BEFORE SUCH COURTS ON THE GROUNDS OF VENUE OR ON THE GROUNDS THAT SUCH PROCEEDINGS HAVE BEEN BROUGHT IN AN INAPPROPRIATE FORUM. FOR THE PURPOSES OF THIS SECTION 24(C), "DISPUTE" MEANS ANY DISPUTE, CONTROVERSY, CLAIM OR DIFFERENCE OF WHATEVER NATURE ARISING OUT OF, RELATING TO, OR HAVING ANY CONNECTION WITH SECTION 29 (GUARANTEE BY PARENT COMPANY) OF THE LEASE, INCLUDING A DISPUTE REGARDING THE EXISTENCE, FORMATION, VALIDITY, INTERPRETATION, PERFORMANCE OR TERMINATION OF SECTION 29 (GUARANTEE BY PARENT COMPANY) OF THE LEASE OR THE CONSEQUENCES OF ITS NULLITY AND ALSO INCLUDING ANY DISPUTE RELATING TO ANY NON-CONTRACTUAL RIGHTS OR OBLIGATIONS ARISING OUT OF, RELATING TO, OR HAVING ANY CONNECTION WITH SUCH SECTION.

25.	MISCELLANEOUS: (a) Subject to the limitations herein, the Lease shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, administrators, successors and assigns. (b) This Master Lease Agreement and each Schedule may be executed in any number of counterparts, which together shall constitute a single instrument. If more than one counterpart of each Schedule is executed by the parties hereto, then only one may be marked "Lessor's Original" by Lessor. A security interest in any Schedule may be created through transfer and possession only of: the sole original of said Schedule if there is only one original; or the counterpart marked "Lessor's Original" if there are multiple counterparts of said Schedule. (c) Section and paragraph headings in this Master Lease Agreement and the Schedules are for convenience only and have no independent meaning. (d) The terms of the Lease shall be severable and if any term thereof is declared unconscionable, invalid, illegal or void, in whole or in part, the decision so holding shall not be construed as impairing the other terms of the Lease and the Lease shall continue in full force and effect as if such invalid, illegal, void or unconscionable term were not originally included herein. (e) All indemnity obligations of Lessee under the Lease and all rights, benefits and protections provided to Lessor by warranty disclaimers shall survive the cancellation, expiration or termination of the Lease. (f) Neither party hereto shall be liable to other party hereto for any indirect, consequential or special damages for any reason whatsoever. (g) Each payment made by Lessee shall be applied by Lessor in such manner as Lessor determines in its discretion which may include, without limitation, application as follows: first, to accrued late charges; second, to accrued rent; and third, the balance to any other amounts then due and payable by Lessee under the Lease. (h) If the Lease is signed by more than one Lessee, each of such Lessees shall be jointly and severally liable for payment and performance of all of Lessee's obligations under the Lease. (i) With respect to any power of attorney covered by the Lease, the powers conferred on Lessor thereby: are powers coupled with an interest; are irrevocable; are solely to protect Lessor's interests under the Lease; and do not impose any duty on Lessor to exercise such powers. Lessor shall be accountable solely for amounts it actually receives as a result of its exercise of such powers.

26.	REPRESENTATIONS AND WARRANTIES: Each of Lessee and Parent separately represents and warrants to Lessor in connection with each Schedule that: (a) it is a corporation, limited liability company, partnership or proprietorship as stated at the outset of the Master Lease duly organized, validly existing and in good standing under the laws of the state of its organization as stated at the outset of the Master Lease and it is qualified to do business and is in good standing under the laws of each other state in which the Equipment is or will be located; (b) its name as set forth at the outset of this Master Lease is its complete and correct legal name as indicated in the public records of its state of organization; (c) it has full power, authority and legal right to sign, deliver and perform the Master Lease, the Schedule and all related documents and such actions have been duly authorized by all necessary corporate, company, partnership or proprietorship action; (d) the Master Lease, the Schedule and each related document has been duly signed and delivered by it and each such document constitutes a legal, valid and binding obligation on it enforceable in accordance with its terms; (e) there is no litigation or other proceeding pending, or to the best of its knowledge, threatened against or affecting Lessee which, if decided adversely to Lessee, would adversely affect, impair or encumber the interest of Lessor in the Equipment or would materially adversely affect the business operations or financial condition of Lessee; (f) all balance sheets, income statements and other financial data that have been delivered to Lessor with respect to Lessee or Parent (as applicable) are complete and correct in all material respects, fairly present its financial condition on the dates for which, and the results of its operations for the periods for which, the same have been furnished and have been prepared in accordance with generally accepted accounting principles consistently applied, (g) there has been no material adverse change in its condition, financial or otherwise, since the date of the most recent financial statements delivered to Lessor, and (h) its organizational number assigned to it by the state of its organization is correctly stated below its signature.

27.	ENTIRE AGREEMENT: THE LEASE AND ITS SCHEDULES REPRESENTS THE FINAL, COMPLETE AND ENTIRE AGREEMENT BETWEEN THE PARTIES HERETO. THERE ARE NO ORAL OR UNWRITTEN AGREEMENTS OR UNDERSTANDINGS AFFECTING THE LEASE OR THE EQUIPMENT. Lessee agrees that Lessor is not the agent of any manufacturer or supplier, that no manufacturer or supplier is an agent of Lessor, and that any representation, warranty or agreement made by manufacturer, supplier or by their employees, sales representatives or agents shall not be binding on Lessor.

28.	JURY WAIVER: ALL PARTIES TO THIS MASTER LEASE AGREEMENT WAIVE ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY PARTY AGAINST ANY OTHER PARTY ON ANY MATTER WHATSOEVER ARISING OUT OF, IN CONNECTION WITH OR IN ANY WAY RELATED TO THIS MASTER LEASE AGREEMENT.

29.	GUARANTEE BY PARENT COMPANY.

(a)	In consideration of Lessor entering into the Lease with Lessee, Parent as primary obligor hereby irrevocably, fully and unconditionally guarantees, as a primary obligation, and undertakes to Lessor to procure that Lessee will duly and punctually observe and perform all of Lessee’s payment and other obligations under the Lease and any ancillary agreements (together, the "Lessee’s Obligations") in accordance with their terms. Lessor is entitled to seek the same remedies from Parent as set forth in the Lease.

(b)	In the event that Lessee for any reason fails to make any payment required of Lessee under the Lease or any ancillary agreement when due, or fails to perform any other Lessee’s Obligations, Parent shall, as a primary obligation (i) immediately and without deduction or withholding make such payment in the same manner and to the same extent as Lessee was required to make such payment under the Lease, and/or (ii) immediately perform (or procure the performance of) and satisfy (or procure the satisfaction of) the relevant obligations, in each case so that the same benefits are conferred on Lessor as it would have received if such obligations had been performed and satisfied by Lessee.

(c)	Parent, as a separate and independent undertaking, irrevocably and unconditionally covenants with Lessor as primary obligor to fully indemnify, defend and hold harmless Lessor for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, suits, costs and expenses, including reasonable attorney fees and expenses, of whatsoever kind and nature imposed on, incurred by or asserted against Lessor, in any way relating to or arising out of Lessee failing to perform any Lessee’s Obligations or any Lessee’s Obligations becoming unenforceable, invalid or illegal.

(d)	The liability of Parent shall not be reduced, discharged or otherwise adversely affected by:

i.	any variation of the Lessee’s Obligations;
ii.	any relief, time or indulgence granted by Lessor to Lessee;
iii.	any delay or forbearance by Lessor in enforcing the payment or performance (as applicable) of any Lessee’s Obligations or in making any demand in respect of any of them;

iv.	Lessor exercising any right or remedy against Lessee for any failure to pay, observe or perform (as applicable) any Lessee’s Obligations;
v.	Lessor taking any action or refraining from taking any action in connection with any security held by Lessor in respect of Lessee’s liability to pay, observe and perform (as applicable) the Lessee’s Obligations, including the release of any such security;
vi.	any legal limitation on Lessee or any invalidity or illegality of any of the Lessee’s Obligations or any unenforceability of any of them against Lessee;
vii.	Lessee being wound-up, dissolved or struck off the applicable register of companies or otherwise ceasing to exist;
viii.	termination of the Lease; or
ix.	any other act or omission, except an express written release of Parent from its obligations hereunder by Lessor.

(e)	Parent shall not claim in competition with Lessor in any insolvency proceedings or arrangement of Lessee in respect of any payment made by Parent pursuant to this guarantee and indemnity. If Parent otherwise receives any money in such proceedings or arrangement, it must hold that money on trust for Lessor to the extent of its liability to Lessor.

(f)	Parent must not, without the express written consent of Lessor, exercise any right or remedy that it may have (whether against Lessor or any other person) in respect of any amount paid or other obligation performed by Parent under this guarantee and indemnity unless and until all the obligations of Parent under this guarantee and indemnity have been fully performed.

30.	NO CHANGES IN PARENT: Parent shall not: (i) liquidate, dissolve or suspend its business; (ii) sell, transfer or otherwise dispose of all or substantially all of its assets; (iii) enter into any merger, consolidation or similar reorganization unless it is the surviving company; (iv) transfer all or any substantial part of its operations or assets outside of the United Kingdom; or (v) without 30 days advance written notice to Lessor, change its name, state of incorporation or organization, or chief place of business.

IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Master Lease Agreement as of the date first written above.

LESSEE		`	LESSOR

By:	/s/ Peter Wall		By:	/s/ Alex Mashinsky

Title:	CEO		Title:	Ceo

GUARANTOR		`

By:	/s/ Peter Wall

Title:	CEO

Regardless of any prior, present or future oral agreement or course of dealing, no term or condition of the Lease may be amended, modified, waived, discharged, cancelled or terminated except by a written instrument signed by the party to be bound; except Lessee authorizes Lessor to complete the Acceptance Date of each Schedule and the serial numbers of any Equipment.

LESSEE		`

By:	/s/ Peter Wall

Title:	CEO